Exhibit 10.4
Dear Mark,
On behalf of Archer Aviation Inc. (the “Company”), we are delighted to offer you a full time position within our organization. This letter outlines the terms of the offer:

Title	Chief Financial Officer
Target Start Date	Monday, February 7, 2022

Office Policy
In accordance with state and local regulations, Archer’s Bay Area offices are now back open. Local employees have transitioned back into the office, and employees relocating to the San Francisco Bay Area are expected to be onsite at our offices there within 90 days of the start of your employment (“Bay Area Start Date”).

Salary
$500,000 annually, payable in semi-monthly installments less applicable federal and state tax withholdings and payroll deductions, subject to periodic review and adjustment in Archer’s discretion. Archer will make future adjustments in compensation plan structure if any in its sole and absolute discretion.

Annual Performance Bonus	$250,000 (“Bonus Amount”)

Archer will pay you a bonus in the amount of up to $250,000 (the “Bonus Amount”), subject to the achievement of certain Company performance objectives (as determined by the Board of Directors) and individual performance goals (as determined by your manager). You may elect whether to receive the Bonus Amount in cash or in Archer Class A common stock (“Common Stock”) by written notice to the Company no later than ninety (90) days prior to the end of the calendar year for which such Bonus Amount is due. If you elect to receive the Bonus Amount in cash, the amount due will be paid no later than the second pay period in the calendar year following the calendar year in which the Bonus Amount was earned.

If you elect to receive the Bonus Amount in Common Stock, you will receive a grant equal to the number of shares of Common Stock determined by dividing the Bonus Amount by the closing price of the Common Stock on the date of grant. The Company will make such grant during its first open trading window of the calendar year following the year in which the Bonus Amount was earned (typically late February or early March). You will be solely responsible for all taxes due and payable in respect of such grant of Common Stock.

The bonus will be prorated based on the start date of your employment.  Furthermore, all equity awards are contingent and issued only upon approval by the Board, and are subject to the terms and conditions of applicable equity incentive plan documents and award documents. Should either party terminate employment, or give notice of same, before the grant date, this annual performance bonus shall not be issued.

Sign-On Equity	Award Amount: $4,000,000

Upon approval by the Company’s Board of Directors (the “Board”), you will receive a one-time grant of restricted stock units (“RSUs” or “Award”). At the time of vesting, the vested number of RSUs will become earned and will convert to shares of Archer Aviation, Inc.’s Class A Common Stock (NYSE: ACHR) upon settlement.

This Award will entitle you to that number of RSUs determined by dividing the Award Amount by the average closing price of the Class A Common Stock during the entire calendar month in which your employment at the company starts, rounded up to the nearest full share. For instance, if your employment at the company starts January 10th, your average closing price is calculated across the entire calendar month of January (i.e. all trading days between January 1st and January 31st).

The Award will vest at the rate of 25% of the total number of shares subject to the Award on the Quarterly Vest Date (expected to be February 15th, May 15th, August 15th and November 15th of each year (each, a “Quarterly Vest Date”)) that occurs after the one-year anniversary of the start of your employment with the Company, and an additional 1/16th of the total number of shares on each Quarterly Vest Date thereafter until fully vested.

This Award and all future equity awards are contingent and issued only upon approval by the Board, and are subject to the terms and conditions of applicable equity incentive plan documents and award documents. Vesting in RSUs is contingent on continued employment on the applicable vesting dates. Further details on the RSUs will be available to you shortly after your start of employment.

Please be aware that the Company makes no representation or guarantee about the future value of the Award or the Class A Common Stock underlying the Award.

Benefits
Healthcare
As a full-time employee, you are eligible to participate in the Company’s group health insurance and other employee benefit plans and programs that are generally made available to our employees, subject to eligibility requirements, enrollment criteria, and the other terms and conditions of such plans and programs. The Company reserves the right to amend, modify, or rescind any employee benefit plan or program and/or change employee contribution amounts to benefit costs without notice at its discretion. Healthcare will enroll at the start of every month (i.e. if you start on June 15th, you won’t be enrolled into healthcare until July 1st).

401(k) As a full-time employee, you are eligible to participate in the Company’s 401(k) benefit plan. The Company will match 50% of every dollar up to the maximum amount of employee contribution.

Google Drive: Healthcare & 401(k) information can be found here.

Learning & Development Policy
Archer believes that effective learning and development (“L&D”) benefits the individual employee, as well as the company as a whole, to achieve our mission. Archer encourages our employees to enhance knowledge and skills in their respective fields, and recognizes that this may mean taking classes or attending seminars, conferences, and workshops. As a result, Archer offers all employees a license for unlimited digital learning and development.

Vacation Policy As a full-time exempt employee, you are eligible for unlimited paid time off (PTO). Requests must be approved by your manager.

Parental Leave
Once you have at least six (6) months of continuous service, you will be eligible for up to twelve (12) weeks of paid parental leave. The leave must be taken within the first twelve (12) months after the birth, adoption, or placement of the child(ren). You will continue to receive 100% of your base salary from Archer while out on Paid Parental Leave minus any applicable federal, state, and local taxes.

Severance
Archer is developing a severance plan for senior executives. Subject to approval of the plan by Archer’s Board of Directors, you will be eligible to enter into a Change in Control and Severance Agreement (the “Severance Agreement”) applicable to you based on your position within the Company. Any Severance Agreement will become effective as of your Start Date (the “Effective Date”). The Severance Agreement will specify the severance payments and benefits you may become entitled to receive in connection with a qualifying termination in connection with a change in control of the Company (which the Company anticipates will include salary continuation and acceleration of a portion of your unvested equity), as well as certain qualifying terminations of your employment with the Company outside of a change in control (which the Company anticipates will include salary continuation and acceleration of unvested equity through the salary continuation period).

At-Will Employment and Termination
Employment at the Company is “at will.” This means that you may resign from the Company at any time for any or no reason and the Company has the right to terminate this employment relationship with or without cause at any time. We request, however, that in the event of resignation, you give the Company at least two weeks’ notice. Neither this letter nor any other communication, either written or oral, should be construed as a contract of employment for a given length of time or term.

You further acknowledge that the Company may modify job titles, salaries, equity award entitlements, and benefits from time to time as it deems necessary.

Proprietary Information and Arbitration Agreement
Like all Company employees, you will be required to sign, as a condition of your employment with the Company, the Company’s standard employee Proprietary Information and Arbitration Agreement (the “Proprietary Agreement”). We encourage you to read this document carefully, and to seek independent legal counsel if you have any questions about the meaning or scope of these requirements. Please note that we must receive your signed Confidentiality Agreement before your first day of employment.

Pre-Hire Checklist Agreement
You will be required to sign, as a condition of your employment with the Company, the Company’s standard pre-hire checklist (the “Pre-hire Checklist Agreement”). We would like this signed at the time of your offer letter.

Confidentiality
The Company is offering you employment based on your personal skills and experience, and not due to your knowledge of any confidential, proprietary, or trade secret information of any prior employer. Should you accept this offer, we do not want you to make use of or disclose any such information or to retain or disclose any materials from a prior or current employer. In this regard, you should be extremely careful not to bring to the Company, even if inadvertently, any documents or other materials in tangible form belonging to or acquired from any prior employer. This includes electronic or hardcopy documents, such as (but not limited to) customer lists, sales reports, strategy documents, sales/marketing promotional materials, contracts, slide presentations, email correspondence, and training materials.

The nature of the work performed at the Company is strictly confidential. Ethical standards, legal requirements, and sound business practice all require that the Company’s employees never violate corporate issues of confidentiality. All business matters are property of the Company and its employees are expected to preserve and protect all confidential information of the Company. By executing this letter agreement below, you agree that during the course of your employment, and thereafter, you shall not use or disclose, in whole or in part, any of the Company’s (or its clients’) trade secrets or confidential and proprietary information to any person, firm, corporation, or other entity, for any reason or purpose whatsoever other than in the course of your employment with the Company, or with the prior written permission of the Company’s founders. By executing this letter agreement below, you also represent and warrant to the Company that you have no agreement with, or duty to, any previous employer or other person or entity that would prohibit, prevent, inhibit, limit, or conflict with the performance of your duties to the Company.

Miscellaneous
You agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting, or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company.

As a Company employee, you will be expected to abide by the Company’s rules and standards, which may include signing an acknowledgment that you have read and that you understand the Company’s rules of conduct.

The Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees. Your job offer, therefore, is contingent upon a clearance of such a background investigation and/or reference check, if any.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

The validity, interpretation, construction, and performance of this letter agreement, and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of state of California, without giving effect to principles of conflicts of law.

This letter agreement and the attached Confidentiality Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter herein and supersedes all prior or contemporaneous discussions, understandings, and agreements, whether oral or written, between them relating to the subject matter hereof, including but not limited to, any representations made during your recruitment, interviews, or pre-employment negotiations, whether written or oral.

This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by the Co-Founder or President of the Company and you.

We look forward to the possibility of you joining the Archer Aviation Inc. team. If the above terms and conditions are acceptable to you, please sign below to signify your understanding and acceptance of these terms and to acknowledge that no one at the Company has made any other representation to you. We kindly ask that you respond to this offer by January 13th, 2022. You should retain a copy for your records, and return the executed original to me. Please feel free to reach out should you have any questions in the interim.

Sincerely,

Archer’s Co-Founders, Brett Adcock & Adam Goldstein

[Signature Page Follows]

Archer Aviation Inc.:
/s/ Brett Adcock
Signature
Brett Adcock
Name:
Co-CEO / Co-Founder
Title
01 / 16 / 2022
Date (MM/DD/YYYY)
Mark Mesler:
/s/ Mark Mesler
Signature
01 /16/ 2022
Date (MM/DD/YYYY)